             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Second Quarter Fiscal 2020 Results

The Company reported 2.4% organic net sales growth and continued progress in executing against its strategic priorities and Project Fuel

Shelton, Conn - May 7, 2020 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter ending March 31, 2020.
Executive Summary
•Net sales were $523.0 million in the second quarter of fiscal 2020, a decrease of 4.3% when compared to the prior year period. Organic net sales increased 2.4% compared to the prior year period (Organic basis excludes the impact from the sale of the Infant and Pet Care business and the negative translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.36 for the second quarter compared to $0.89 in the prior year period. Adjusted EPS were $0.92 for the second quarter, compared to $1.13 in the prior year period.
•The Company ended the fiscal second quarter with $309 million in cash on hand, access to an undrawn $425 million credit facility and a net leverage ratio of 1.9 times.
•Due to uncertainty related to the duration and potential impacts of COVID-19, the Company is withdrawing its previously provided fiscal year 2020 financial outlook.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“Our thoughts are with all those impacted by the COVID-19 pandemic and we are deeply grateful to our brave first responders and essential workers for their tireless dedication during these extremely challenging times. At Edgewell, the health and safety of our teams and customers is our first priority and we have swiftly implemented protocols to protect them. I am so proud of our associates who have gone above and beyond to ensure our operations and supply chain are functioning smoothly and ramping up where necessary to meet the needs of our customers. Our manufacturing and distribution facilities around the world have remained fully operational which is a testament to the resiliency and agility of our team members,” said Rod Little, Edgewell’s President and Chief Executive Officer.
Mr. Little continued, “We are navigating this period of uncertainty from a position of financial strength, underpinned by a strong balance sheet and attractive cash flow generation, and buttressed by a new $425 million credit facility that provides us with considerable financial flexibility. Along with disciplined cost, working capital and capital expenditure management, we are simultaneously focused on building our core brands, innovating and simplifying our business so we emerge an even stronger company, well-positioned to drive long-term value creation for all our stakeholders.”

Fiscal 2Q 2020 Operating Results (Unaudited)
Net sales were $523.0 million in the quarter, a decrease of 4.3%, as compared to the prior year period. Excluding a $31.7 million negative impact from the sale of the Infant and Pet Care business and a $5.0 million negative impact from currency translation, organic net sales increased 2.4% compared to the prior year period. Organic net sales growth in the quarter was largely driven by COVID-19 related increases in the sales of our Feminine Care and Wet Ones products. Excluding the COVID-19 related increases, organic net sales growth was flat with the prior year period and consistent with recent trends.
Gross profit decreased $7.9 million compared to the prior year period. Excluding the $12 million impact from the divestiture of the Infant and Pet Care business, gross profit increased $4.1 million. Gross margin increased 60 basis points to 46.5%, as compared to the prior year period. Excluding the impact of the Infant and Pet Care divestiture, currency and one time supply chain costs associated with COVID-19, gross margin increased 50 basis points compared to the prior year period. The increase was a result of favorable Sun Care pricing and lower cost of goods sold, partly offset by unfavorable volume mix.
Advertising and sales promotion expense ("A&P") was $47.0 million, or 9.0% of net sales, as compared to $47.9 million, or 8.8% of net sales in the prior year period. The decline included the impact of the divestiture of the Infant and Pet Care business which represented A&P expense of $2.2 million in the second quarter of fiscal 2019. Excluding the impact from the Infant and Pet Care divestiture, A&P spending increased slightly compared to the prior year period, despite a significant pull back to forecast spending in the month of March, as a result of COVID-19.
Selling, general and administrative expense ("SG&A") was $121.5 million, or 23.2% of net sales, as compared to $98.1 million, or 17.9% of net sales in the prior year period. Excluding SG&A associated with acquisition and integration planning, Project Fuel, and the divestiture of the Infant and Pet Care business, SG&A as a percent of net sales decreased by 10 basis points to 16.9% of net sales. The decrease in SG&A as a percent of sales was driven by the cycling of higher temporary personnel costs in the prior year period, lower equity compensation expense this period and Project Fuel savings, mostly offset by an increase in the bad debt reserve related to COVID-19.
The Company recorded pre-tax restructuring and other non-recurring expenses of $12.4 million in the quarter in support of Project Fuel, consisting largely of program management, IT enablement and consulting costs.
Other expense (income), net was $10.9 million of expense during the quarter compared to $2.7 million of income in the prior year period. The increase in expense this quarter was largely related to the significant devaluation of local currencies in the month of March in several key countries in Latin America, Asia and Central Europe, against the U.S. dollar and the resulting revaluation of balance sheet exposures, only partially offset by foreign currency exchange contract gains.
Earnings before income taxes was $28.2 million during the quarter compared to $63.7 million in the prior year period. Adjusted operating income declined to $92.0 million in the quarter from $94.7 million in the prior year period. Excluding the $5.8 million impact from the Infant and Pet Care business divestiture adjusted operating income increased by $3.1 million.
The effective tax rate for the first six months of fiscal 2020 was 27.4% as compared to 33.0% in the prior year. The effective tax rate includes the unfavorable impact of the disposition of the Infant and Pet Care business in the current year. The effective tax rate for the prior period is higher primarily due to $4.7 million of tax expense related to net charges from the Tax Act as well as the unfavorable impact of $33.9 million of restructuring and other related costs in lower tax rate jurisdictions and unfavorable tax adjustments, including the share-based payment guidance. Excluding the tax impact of restructuring charges, acquisition and integration planning costs, the gain on the disposition of the Infant and Pet Care business, Feminine and Infant Care evaluation costs, legal settlement expenses, and Sun Care reformulation charges, the adjusted effective tax rate for the first six months of fiscal 2020 was 24.2%, down from the prior year period adjusted rate of 24.9%.
GAAP net earnings for the quarter were $19.5 million or $0.36 per share compared to $48.2 million or $0.89 per share in the second quarter of fiscal 2019. Adjusted net earnings in the quarter were $50.4 million or $0.92 per share, as compared to $61.5 million or $1.13 per share in the prior year period. Excluding the $0.08 cent impact from the divestiture of the Infant and Pet Care business, adjusted earnings per share decreased by $0.13, driven by a $0.22 headwind from the negative effect of currency on operating income and other income.
Net cash from operating activities was $17.2 million for the first six months of fiscal 2020 compared to $31.9 million used in operating activities in the prior year period, reflecting improved working capital as compared to the prior year period.

Project Fuel
As previously outlined Project Fuel is an enterprise-wide transformational initiative that was launched in the second fiscal quarter of 2018, to address all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key processes. Project Fuel is facilitating further re-investment in the Company’s growth strategy while enabling Edgewell to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company expects to incur one-time pre-tax charges of approximately $130 to $140 million through the end of the 2021 fiscal year.
Fiscal second quarter 2020 Project Fuel related gross savings were approximately $18 million, bringing cumulative gross savings to approximately $170 million for the project to date. Fiscal second quarter 2020 Project Fuel related restructuring charges were approximately $12.4 million, bringing cumulative charges to $115 million for the project to date.
For fiscal 2020, Project Fuel is expected to generate approximately $70 million in incremental gross savings. Project Fuel related restructuring charges are expected to be approximately $35 million.

Fiscal 2Q 2020 Operating Segment Results (Unaudited)
The Company completed the sale of the Infant and Pet Care business that made up the majority of the All Other segment. Products related to the Company's manicure kits were not included within the sale and the results were reclassified to the Sun and Skin Care segment for both the current and prior year period. The following is a summary of second quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $13.9 million, or 4.7%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $10.2 million or 3.5%, primarily driven by volume declines in Men's Systems and unfavorable price mix in disposables with flat volumes. By region, North America organic net sales decreased 3.4% while International markets decreased 3.6%, in large part due to COVID-19 related impacts across many parts of Asia. Wet Shave segment profit decreased $11.2 million, or 20.1%, driven by lower volumes and unfavorable pricing, as well as higher SG&A expense due to the reallocation of overhead spending resulting from the Infant and Pet Care business divestiture.
Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales increased $11.5 million, or 7.9%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales increased $12.7 million, or 8.7%, primarily driven by significant volume growth in Wet Ones in North America, related to COVID-19. Wet One’s organic net sales increased over 80%, men's grooming organic net sales increased 10%, while Sun Care sales were flat in the quarter. Sun and Skin Care segment profit increased $3.6 million, or 8.8%, driven by higher gross margin, partly offset by higher A&P expense and higher SG&A expense due to the reallocation of overhead spending resulting from the Infant and Pet Care business divestiture.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales increased $10.4 million, or 13.9%, as compared to the prior year period, primarily driven by volume growth in o.b., Sport Tampons, Carefree Liners and Stayfree Pads, related to a consumer stock up due to COVID-19. Feminine Care segment profit increased $4.6 million, or 33.5% as compared to the prior year period, driven by increased volumes and favorable price mix, partly offset by higher SG&A expense due to the reallocation of overhead spending resulting from the Infant and Pet Care business divestiture.

Full Fiscal Year 2020 Financial Outlook
The Company is withdrawing its previously provided fiscal year 2020 financial outlook at this time due to uncertainties related to the duration and potential impacts of COVID-19.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. The call will focus on fiscal 2020 second quarter earnings. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 outbreak), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 26, 2019.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, Harry's combination and integration planning costs, and expenses associated with the sale of the Infant and Pet Care business. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2020 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter and six months ended March 31, 2020, the impact of dispositions includes net sales and segment profit activity for the Infant and Pet Care business, which was sold in December 2019.
•Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, Sun Care reformulation charges, and the related tax effects of these items from the income tax provision and earnings before income taxes.
•Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.
•Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net leverage ratio is defined as total debt less cash divided by trailing four quarter credit agreement compliance EBITDA per the Credit Agreement dated June 1, 2015.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019

Net sales	$523.0	$546.7	$977.0	$1,003.8
Cost of products sold	280.0	295.8	540.9	559.4
Gross profit	243.0	250.9	436.1	444.4

Selling, general and administrative expense	121.5	98.1	216.5	185.4
Advertising and sales promotion expense	47.0	47.9	88.1	99.5
Research and development expense	13.9	14.0	27.7	26.6
Restructuring charges	6.5	13.5	12.6	30.6
Gain on sale of Infant and Pet Care business	1.1	—	(4.1)	—
Interest expense associated with debt	13.9	16.4	28.2	32.4
Other income (expense), net	10.9	(2.7)	9.3	(1.4)
Earnings before income taxes	28.2	63.7	57.8	71.3
Income tax provision	8.7	15.5	15.9	23.5
Net earnings	$19.5	$48.2	$41.9	$47.8

Earnings per share:
Basic net earnings per share	0.36	0.89	0.77	0.88
Diluted net earnings per diluted share	0.36	0.89	0.77	0.88

Weighted-average shares outstanding:
Basic	54.3	54.1	54.3	54.1
Diluted	54.5	54.3	54.5	54.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31, 2020	September 30, 2019
Assets
Current assets
Cash and cash equivalents	$308.8	$341.6
Trade receivables, less allowance for doubtful accounts	209.8	205.6
Inventories	340.1	357.2
Other current assets	130.5	140.0
Total current assets	989.2	1,044.4
Property, plant and equipment, net	372.0	396.0
Goodwill	1,023.6	1,032.8
Other intangible assets, net	836.2	912.9
Other assets	87.5	34.8
Total assets	$3,308.5	$3,420.9

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$117.0
Notes payable	17.7	14.4
Accounts payable	190.3	222.8
Other current liabilities	278.2	305.4
Total current liabilities	486.2	659.6
Long-term debt	1,098.3	1,097.8
Deferred income tax liabilities	84.7	101.1
Other liabilities	292.0	258.9
Total liabilities	1,961.2	2,117.4
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,626.1	1,627.7
Retained earnings	756.7	714.8
Common shares in treasury at cost	(793.5)	(803.8)
Accumulated other comprehensive loss	(242.7)	(235.9)
Total shareholders' equity	1,347.3	1,303.5
Total liabilities and shareholders' equity	$3,308.5	$3,420.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2020	2019
Cash Flow from Operating Activities
Net earnings	$41.9	$47.8
Depreciation and amortization	44.5	46.4
Share-based compensation expense	10.2	10.0
Loss on sale of assets	0.3	0.9
Gain on sale of Infant and Pet Care business	(4.1)	—
Deferred compensation payments	(8.7)	(5.2)
Deferred income taxes	(15.5)	(0.3)
Other, net	8.9	4.5
Changes in current assets and liabilities used in operations	(60.3)	(136.0)
Net cash from (used by) operating activities	17.2	(31.9)

Cash Flow from Investing Activities
Capital expenditures	(16.8)	(22.9)
Sale of Infant and Pet Care business	95.8	—
Proceeds from sale of assets	—	4.0
Collection of deferred purchase price from accounts receivable sold	3.3	5.0
Other, net	(1.2)	—
Net cash from (used by) investing activities	81.1	(13.9)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	50.0	253.0
Cash payments on debt with original maturities greater than 90 days	(167.0)	(45.0)
Term Loan repayment	—	(185.0)
Net increase in debt with original maturities of 90 days or less	2.4	3.5
Net financing (outflow) inflow from the Accounts Receivable Facility	(14.4)	2.3
Employee shares withheld for taxes	(1.5)	(1.5)
Net cash (used by) from financing activities	(130.5)	27.3

Effect of exchange rate changes on cash	(0.6)	(3.3)

Net decrease in cash and cash equivalents	(32.8)	(21.8)
Cash and cash equivalents, beginning of period	341.6	266.4
Cash and cash equivalents, end of period	$308.8	$244.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, acquisition and integration planning costs, the gain on the disposal of the Infant and Pet Care business, Feminine and Infant Care evaluation costs, legal settlement expenses, Sun Care reformulation charges, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods. Remaining operations from the All Other segment consisted of manicure kits. The net sales and operating expenses for these items were reclassified to the Sun and Skin Care segment for both the current and prior year periods.
Segment net sales and profitability are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net Sales
Wet Shave	$280.5	$294.4	$557.5	$582.1
Sun and Skin Care	157.5	146.0	232.6	213.4
Feminine Care	85.0	74.6	160.1	149.3
All Other	—	31.7	26.8	59.0
Total net sales	$523.0	$546.7	$977.0	$1,003.8

Segment Profit
Wet Shave	$44.5	$55.7	$97.4	$110.7
Sun and Skin Care	44.3	40.7	44.4	40.3
Feminine Care	18.3	13.7	31.4	21.2
All Other	—	5.8	3.1	6.8
Total segment profit	107.1	115.9	176.3	179.0
General corporate and other expenses	(10.9)	(16.7)	(24.2)	(30.4)
Restructuring and related costs (1)	(12.4)	(15.4)	(20.4)	(33.9)
Acquisition and integration planning costs (2)	(25.5)	(0.5)	(31.7)	(1.0)
Gain on sale of Infant and Pet Care business	(1.1)	—	4.1	—
Feminine and Infant Care evaluation costs (3)	—	(1.0)	(0.3)	(1.0)
Sun Care reformulation costs (4)	—	(0.4)	—	(0.5)
Investor settlement expenses (5)	—	—	—	(0.9)
Amortization of intangibles	(4.2)	(4.5)	(8.5)	(9.0)
Interest and other expense, net	(24.8)	(13.7)	(37.5)	(31.0)
Total earnings before income taxes	$28.2	$63.7	$57.8	$71.3
(1)Includes pre-tax SG&A of $5.8 and $7.7 for the three and six months ended March 31, 2020, respectively, and $1.9 and $3.3 for the three and six months ended March 31, 2019, respectively, associated with certain information technology enablement expenses and incentive and retention compensation expenses for Project Fuel. Additionally, includes pre-tax COGS of $0.1 for the three and six months ended March 31, 2020, related to inventory write-offs associated with Project Fuel.
(2)Includes pre-tax SG&A of $25.5 and $31.7 for the three and six months ended March 31, 2020, respectively, and $0.5 and $1.0 for the three and six months ended March 31, 2019, respectively, related to acquisition and integration planning costs.
(3)Includes pre-tax SG&A of $0.3 for the six months ended March 31, 2020, and $1.0 for the three and six months ended March 31, 2019.
(4)Includes pre-tax Cost of products sold of $0.4 and $0.5 for the three and six months ended March 31, 2019, respectively.
(5)Includes pre-tax SG&A of $0.9 for the six months ended March 31, 2019

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended March 31,
	Net Earnings		Diluted EPS
	2020	2019	2020	2019
Net Earnings and Diluted EPS — GAAP	$19.5	$48.2	$0.36	$0.89
Restructuring and related costs, net	12.4	15.4	0.23	0.28
Acquisition and integration planning costs	25.5	0.5	0.47	0.01
Gain on sale of Infant and Pet Care business	1.1	—	0.02	—
Feminine and Infant Care evaluation costs	—	1.0	—	0.02
Sun Care reformulation costs	—	0.4	—	0.01
Income taxes (1)	(8.1)	(4.0)	(0.16)	(0.08)
Adjusted Net Earnings and Adjusted Diluted EPS — Non-GAAP	$50.4	$61.5	$0.92	$1.13

Weighted-average shares outstanding — Diluted			54.5	54.3

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2020	2019	2020	2019
Net Earnings and Diluted EPS - GAAP (Unaudited)	$41.9	$47.8	$0.77	$0.88
Restructuring and related costs	20.4	33.9	0.37	0.62
Acquisition and integration planning costs	31.7	1.0	0.58	0.02
Gain on sale of Infant and Pet Care business	(4.1)	—	(0.08)	—
Feminine and Infant Care evaluation costs	0.3	1.0	0.01	0.02
Legal settlement expense	—	0.9	—	0.02
Sun Care reformulation costs	—	0.5	—	0.01
Income taxes (1)	(9.9)	(3.4)	(0.18)	(0.07)
Adjusted Net Earnings and Adjusted Diluted EPS — Non-GAAP	$80.3	$81.7	$1.47	$1.50

Weighted-average shares - Diluted			54.5	54.3
(1)Includes Income tax expense for adjustments to Net Earnings and Diluted EPS — GAAP for fiscal 2020 and 2019. Additionally, the six months ended March 31, 2019 was impacted $4.7 related to the transition tax from the Tax Act.
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended March 31, 2020
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$243.0	$121.5	$28.2	$19.5	$0.36
% of net sales	46.5%	23.2%
Restructuring and related charges	0.1	5.8	12.4	9.5	0.17
Acquisition and integration planning costs	—	25.5	25.5	19.2	0.35
Gain on sale of Infant and Pet Care business	—	—	1.1	2.2	0.04
Total Adjusted Non-GAAP	$243.1	$90.2	$67.2	$50.4	$0.92
% of net sales	46.5%	17.2%

Six Months Ended March 31, 2020
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$436.1	$216.5	$57.8	$41.9	$0.77
% of net sales	44.6%	22.2%
Restructuring and related charges	0.1	7.7	20.4	15.8	0.29
Acquisition and integration planning costs	—	31.7	31.7	23.9	0.44
Gain on sale of Infant and Pet Care business	—	—	(4.1)	(1.5)	(0.03)
Feminine and Infant Care evaluation costs	—	—	0.3	0.2	—
Total Adjusted Non-GAAP	$436.2	$177.1	$106.1	$80.3	$1.47
% of net sales	44.6%	18.1%

Quarter Ended March 31, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$250.9	$98.1	$63.7	$48.2	$0.89
% of net sales	45.9%	17.9%
Restructuring and related charges	—	1.9	15.4	11.7	0.21
Feminine and Infant Care evaluation costs	—	1.0	1.0	0.8	0.01
Acquisition and integration planning costs	—	0.5	0.5	0.4	0.01
Sun Care reformulation costs	0.4	—	0.4	0.4	0.01
Total Adjusted Non-GAAP	$251.3	$94.7	$81.0	$61.5	$1.13
% of net sales	46.0%	17.3%

Six Months Ended March 31, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$444.4	$185.4	$71.3	$47.8	$0.88
% of net sales	44.3%	18.5%
Restructuring and related charges	—	3.3	33.9	26.5	0.49
Feminine and Infant Care evaluation costs	—	1.0	1.0	0.8	0.01
Acquisition and integration planning costs	—	1.0	1.0	0.8	0.01
Legal settlement expense	—	0.9	0.9	0.7	0.01
Sun Care reformulation costs	0.5	—	0.5	0.4	0.01
Income tax reform	—	—	—	4.7	0.09
Total Adjusted Non-GAAP	$444.9	$179.2	$108.6	$81.7	$1.50
% of net sales	44.3%	17.9%
(1)EBIT is defined as Earnings before income taxes.
The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the second quarter and first six months of fiscal 2020 and 2019:

	Quarter Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Earnings before income taxes	28.2	63.7	57.8	71.3
Restructuring and related charges	12.4	15.4	20.4	33.9
Acquisition and integration planning costs	25.5	0.5	31.7	1.0
Gain on sale of Infant and Pet Care business	1.1	—	(4.1)	—
Feminine and Infant Care evaluation costs	—	1.0	0.3	1.0
Legal settlement expense	—	—	—	0.9
Sun Care reformulation costs	—	0.4	—	0.5
Interest expense associated with debt	13.9	16.4	28.2	32.4
Other (income) expense, net	10.9	(2.7)	9.3	(1.4)
Adjusted operating income	$92.0	$94.7	$143.6	139.6
% of net sales	17.6%	17.3%	14.7%	13.9%

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Six Months Ended March 31, 2020			Six Months Ended March 31, 2019
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	57.8	$48.3	$106.1	71.3	$37.3	$108.6
Income tax provision	15.9	9.9	25.8	23.5	3.4	26.9
Net earnings	$41.9	$38.4	$80.3	$47.8	$33.9	$81.7

Effective tax rate	27.4%			33.0%
Adjusted effective tax rate			24.2%			24.9%
(1)Includes adjustments for restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, the related tax effects of these items, and the impact of the transition tax related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via the four Segments. The following tables present changes in net sales and segment profit for the second quarter and first six months of fiscal 2020, as compared to the corresponding period in fiscal 2019, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended March 31, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q2 '19	$294.4		$146.0		$74.6		$31.7		$546.7
Organic	(10.2)	(3.5)%	12.7	8.7%	10.5	14.0%	—	—%	13.0	2.4%
Impact of disposition	—	—%	—	—%	—	—%	(31.7)	(100.0)%	(31.7)	(5.8)%
Impact of currency	(3.7)	(1.2)%	(1.2)	(0.8)%	(0.1)	(0.1)%	—	—%	(5.0)	(0.9)%
Net Sales - Q2 '20	$280.5	(4.7)%	$157.5	7.9%	$85.0	13.9%	$—	(100.0)%	$523.0	(4.3)%

Net Sales (In millions - Unaudited)
Six Months Ended March 31, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q2 '19	$582.1		$213.4		$149.3		$59.0		$1,003.8
Organic	(19.6)	(3.4)%	21.1	9.9%	11.0	7.3%	0.5	0.8%	13.0	1.3%
Impact of disposition	—	—%	—	—%	—	—%	(32.7)	(55.4)%	(32.7)	(3.3)%
Impact of currency	(5.0)	(0.8)%	(1.9)	(0.9)%	(0.2)	(0.1)%	—	—%	(7.1)	(0.7)%
Net Sales - Q2 '20	$557.5	(4.2)%	$232.6	9.0%	$160.1	7.2%	$26.8	(54.6)%	$977.0	(2.7)%

Segment Profit (In millions - Unaudited)
Quarter Ended March 31, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q2 '19	$55.7		$40.7		$13.7		$5.8		$115.9
Organic	(10.2)	(18.3)%	4.3	10.6%	4.5	32.8%	—	—%	(1.4)	(1.2)%
Impact of disposition	—	—%	—	—%	—	—%	(5.8)	(100.0)%	(5.8)	(5.0)%
Impact of currency	(1.0)	(1.8)%	(0.7)	(1.8)%	0.1	0.7%	—	—%	(1.6)	(1.3)%
Segment Profit - Q2 '20	$44.5	(20.1)%	$44.3	8.8%	$18.3	33.5%	$—	(100.0)%	$107.1	(7.5)%

Segment Profit (In millions - Unaudited)
Six Months Ended March 31, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q2 '19	$110.7		$40.3		$21.2		$6.8		$179.0
Organic	(12.2)	(11.0)%	4.9	12.2%	10.1	47.6%	0.5	7.4%	3.3	1.8%
Impact of disposition	—	—%	—	—%	—	—%	(4.2)	(61.8)%	(4.2)	(2.3)%
Impact of currency	(1.1)	(1.0)%	(0.8)	(2.0)%	0.1	0.5%	—	—%	(1.8)	(0.9)%
Segment Profit - Q2 '20	$97.4	(12.0)%	$44.4	10.2%	$31.4	48.1%	$3.1	(54.4)%	$176.3	(1.4)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net earnings	$19.5	$48.2	$41.9	$47.8
Income tax provision	8.7	15.5	15.9	23.5
Interest expense, net	13.0	16.3	27.7	32.3
Depreciation and amortization	22.0	24.3	44.5	46.4
EBITDA	$63.2	$104.3	$130.0	$150.0

Restructuring and related costs	$12.4	$14.9	$20.4	$33.4
Acquisition and integration planning costs	25.5	0.5	31.7	1.0
Gain on sale of Infant and Pet Care business	1.1	—	(4.1)	—
Feminine and Infant Care evaluation costs	—	1.0	0.3	1.0
Investor settlement expense	—	—	—	0.9
Sun Care reformulation costs	—	0.4	—	0.5
Adjusted EBITDA	$102.2	$121.1	$178.3	$186.8

Note 5 - Adjusted Working Capital
Adjusted working capital metrics for the first and second quarters of fiscal 2020 and the fourth quarter of fiscal 2019 are presented below.

	Q2 2020	Days (1)	Q1 2020	Days (1)	Q4 2019	Days (1)
Receivables, as reported	$210.0		$220.3		$215.4
Less: Trade allowance in accrued liabilities (2)	(25.3)		(25.1)		(24.6)
Receivables, adjusted	184.7	32	195.2	33	190.8	33

Inventories, as reported	359.5	114	371.4	116	371.4	115

Accounts payable, as reported	207.5	66	215.7	67	218.8	68

Average adjusted working capital (3)	$336.7		$350.9		$343.4
% of net sales (4)	15.9%		16.5%		16.0%
(1)Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.
(2)Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.
(3)Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of March 31, 2020, December 31, 2019 and September 30, 2019, respectively.
(4)Average adjusted working capital divided by trailing four-quarter net sales.
Note 6 - Infant and Pet Care Divestiture
The sale of the Infant and Pet Care business was completed in December 2019. The historical results of the Infant and Pet Care business are included in the consolidated statements of earnings through December 31, 2019. Reflected below are the net sales and segment profit for the Infant and Pet Care business for fiscal 2019. The Infant and Pet Care business was included in the All Other Segment through the date of sale.

	Q1 FY19	Q2 FY19	Q3 FY19	Q4 FY19	FY19
Net sales	$27.3	$31.7	$31.3	$29.4	119.7
Cost of products sold	20.8	19.7	21.7	22.0	84.2
Gross profit	6.5	12.0	9.6	7.4	35.5

Selling, general and administrative expense	3.0	3.3	3.3	3.0	12.6
Advertising and sales promotion expense	1.9	2.2	2.3	2.6	9.0
Research and development expense	0.6	0.7	0.6	0.7	2.6

Operating Profit	1.0	5.8	3.4	1.1	11.3